EXHIBIT 10.1

February 19, 2013

Integra LifeSciences Holdings Corporation
311 Enterprise Drive
Plainsboro, NJ 08536
Attention: Board of Directors

Ladies and Gentlemen:
As we have discussed, notwithstanding any provision of the Amended and Restated Employment Agreement, dated as of December 20, 2011, between Integra LifeSciences Holdings Corporation (the “Company”) and me (the “Employment Agreement”) to the contrary, I hereby consent and agree to the following:

1. Any Annual Equity Award that the Company determines to grant me for 2012 shall be allocated as follows:

(a)twenty percent (20%) of the denominated value of such Annual Equity Award shall be in the form of Contract Stock/Restricted Units with annual vesting over three years and deferral provisions consistent with the form of annual Contract Stock/Restricted Units Agreement attached to the Employment Agreement;
(b)thirty percent (30%) of the denominated value of such Annual Equity Award shall be in the form of NQSOs ; and
(c)fifty percent (50%) of the denominated value of such Annual Equity Award shall be in the form of performance stock with a deferral feature and other terms to be determined by the Compensation Committee of the Board of Directors of the Company, with performance goals consistent with the terms of the performance stock grants to be approved by the Compensation Committee for 2013 grants to Company executives.

2. Any Annual Equity award that the Company determines to grant me for 2013 and subsequent years may be in such form(s) and mix as the Compensation Committee shall determine in its discretion.

3. The amount of any bonus that the Company determines to pay me for 2012 in excess of $400,000 shall be paid to me in the form of equity awards, as follows:

(a) fifty percent (50%) of the denominated value shall be paid in the form of performance stock with a three-year performance period, revenue goals and other terms to be determined by the Compensation Committee, consistent with the terms of the performance stock grants to be approved by the Compensation Committee for 2013 grants to Company executives; and
(b) fifty percent (50%) of the denominated value shall be paid in the form of restricted stock with annual vesting over three years.

4. If the Company determines to grant me equity awards in the future, my future equity award agreements will be in such form and contain such terms as the Compensation Committee shall determine.

5. I have read and consent to the terms of the Company’s Performance Incentive Compensation Plan (the “Plan”) and agree that, unless the Compensation Committee of the Board of Directors of the Company determines otherwise, my bonus opportunity for 2013 and future years will be subject to the terms of the Plan.

6. I agree that neither the foregoing nor any action taken by the Company in connection therewith will constitute a breach of, or Good Reason for purposes of, the Employment Agreement or any other agreement between me and the Company.

7. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

Very truly yours,

/s/ Peter J. Arduini

Peter J. Arduini

cc: Richard Gorelick, General Counsel

Acknowledged and Agreed: Integra LifeSciences Holdings Corporation By: /s/ Stuart M. Essig__________ Stuart M. Essig Chairman of the Board of Directors